Exhibit 99.1

Arotech to be Acquired by Greenbriar for $3.00 Per Share in Cash

Transaction Expected to Close in the 1st Quarter of 2020

ANN ARBOR, Mich. – September 23, 2019 – Arotech Corporation (NasdaqGM: ARTX) today announced that it has entered into a definitive agreement with an affiliate of Greenbriar Equity Group, L.P. (“Greenbriar”) under which the affiliate will acquire all outstanding shares of Arotech common stock for $3.00 per share in cash, representing an aggregate equity value of approximately $80.8 million.

The $3.00 per share cash consideration represents a premium of approximately 32.7% to Arotech’s closing share price on September 20, 2019, the last full trading day before today’s announcement. The transaction, which was unanimously approved by Arotech’s Board of Directors upon recommendation by a Special Committee of the Board, is expected to close in the first quarter of 2020. Following completion of the transaction, Arotech expects it will remain headquartered in Ann Arbor, MI.

Transaction Details

Under the terms of the merger agreement, Arotech’s Board of Directors, with the assistance of its financial advisor, will conduct a 30-day “go-shop” process following the date of the announcement of the merger agreement, during which it will actively initiate, solicit, facilitate, encourage and evaluate alternative acquisition proposals, and potentially enter into negotiations with any parties that offer alternative acquisition proposals. Arotech will have the right to terminate the merger agreement to accept a superior proposal, subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” process will result in a superior proposal or that any other transaction will be approved or completed, and Arotech does not intend to disclose developments with respect to the solicitation process unless and until its Board of Directors makes a determination requiring further disclosure.

The proposed transaction is subject to, among other customary closing conditions, approval by the holders of a majority of the shares of Arotech common stock. There are no financing contingencies contemplated under the terms of the merger agreement. Following completion of the transaction, Arotech will become a privately-held company and shares of Arotech’s common stock will no longer be listed on any public market.

Advisors

B. Riley FBR, Inc. is serving as exclusive financial advisor to Arotech, and Lowenstein Sandler LLP is serving as legal counsel. Kirkland & Ellis LLP is serving as legal counsel to Greenbriar.

About Arotech Corporation

Arotech Corporation is a defense and security company engaged in two business areas: interactive simulation and mobile power systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

About Greenbriar Equity Group

Founded in 1999, Greenbriar Equity Group is a private equity firm with over $3.5 billion of committed capital focused on investing in market-leading manufacturing and services businesses in partnership with proven management teams. Greenbriar looks to identify companies capitalizing on strong long-term growth prospects that can benefit from Greenbriar’s industry knowledge, operating capabilities, network of senior executive relationships, strategic insight and access to capital. Sectors of particular focus include aerospace and defense, industrial and business services, transportation and logistics, and specialty manufacturing. Additional information may be found at www.greenbriarequity.com.

Additional Information about the Proposed Merger Transaction and Where to Find It

This communication relates to the proposed merger transaction involving Arotech Corporation (“Arotech”) and may be deemed to be solicitation material in respect of the proposed merger transaction. In connection with the proposed merger transaction, Arotech will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Arotech may file with the SEC or send to Arotech’s stockholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF AROTECH ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AROTECH, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. The proposed merger transaction will be submitted to Arotech’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed by Arotech with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Arotech with the SEC will also be available free of charge on Arotech’s website at www.arotech.com or by contacting Arotech’s Investor Relations contact at Scott.Schmidt@arotechusa.com.

Participants in the Solicitation

Arotech and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Arotech’s stockholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of Arotech and their ownership of shares of Arotech’s common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 7, 2019, its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on March 22, 2019 and in subsequent documents filed with the SEC, including the Proxy Statement. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the merger transaction, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Arotech generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. Arotech has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Arotech’s control. Arotech’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with Arotech’s ability to obtain the stockholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, (iv) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; and (v) those risks detailed in Arotech’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by Arotech from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Arotech cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Arotech undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact:

Scott Schmidt

Scott.Schmidt@arotechusa.com

800-281-0356